UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 10, 2006
MICROMET, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50440	52-2243564
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2110 Rutherford Road, Carlsbad, CA	92008
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (760) 494-4200
(Former Name or Former Address, if Changed Since Last Report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 10, 2006, Micromet, Inc. (the “Company”) entered into an employment agreement with Christopher P. Schnittker, effective as of October 10, 2006, pursuant to which Mr. Schnittker was appointed the Company’s Senior Vice President and Chief Financial Officer. Mr. Schnittker’s employment agreement provides for an initial term expiring on September 30, 2010, with automatic one-year extensions thereafter. Mr. Schnittker will receive a base salary of $230,000 per year. In addition, the Company has agreed to grant Mr. Schnittker options to purchase 200,000 shares of the Company’s common stock, exercisable at a price per share equal to the fair market value of the Company’s common stock on the date of grant. Options to purchase 25% of the shares will vest on the 12 month anniversary of the effective date of Mr. Schnittker’s employment agreement and the remainder of the options will vest in 36 equal monthly installments thereafter, such that all of the options will be vested by the fourth anniversary of the date of the agreement. In addition, Mr. Schnittker is eligible to participate in the Company’s 2006 Management Incentive Compensation Plan, under which he may earn a bonus of up to 35% of his base salary based on the achievement of certain individual and corporate performance criteria. Mr. Schnittker will also be eligible to participate in any other incentive plan offered generally to the Company’s senior executive officers.
     In the event of a change of control, as that term is defined in the employment agreement, 50% of all unvested equity awards held by Mr. Schnittker will vest and become exercisable. In the event Mr. Schnittker’s employment is terminated by the Company without cause or by Mr. Schnittker for good reason, as those terms are defined in the employment agreement, any time within six months prior to or 12 months following a change of control, all unvested equity awards held by Mr. Schnittker will vest and become exercisable. In addition, if the Company terminates Mr. Schnittker’s employment agreement without cause or if Mr. Schnittker terminates the employment agreement for good reason, the Company may be obligated to make certain severance payments to Mr. Schnittker, including the acceleration of certain equity awards, as outlined in the employment agreement. The Company may also be obligated to make certain payments to Mr. Schnittker in the event of the termination of his employment agreement as a result of his permanent disability or death, as outlined in the employment agreement.
     Mr. Schnittker’s employment agreement is filed herewith as Exhibit 10.1 and is incorporated by reference into this Item 1.01.
Item 5.02 Appointment of Principal Officer.
     The information under Item 1.01 of this Current Report on Form 8-K regarding the appointment of Mr. Schnittker and a description of the material terms of his employment agreement is incorporated by reference into this Item 5.02.
     Mr. Schnittker, 38, joined the Company as its Senior Vice President and Chief Financial Officer on October 10, 2006. Prior to joining the Company, Mr. Schnittker served as Senior Vice President and Chief Financial Officer for Cytogen Corporation, a publicly-traded biopharmaceutical company. Prior to joining Cytogen, Mr. Schnittker was Senior Vice President, Chief Financial Officer and Corporate Secretary of Genaera Corporation (formerly Magainin Pharmaceuticals, Inc.) from June 2000 to August 2003. Prior to joining Genaera, Mr. Schnittker served as Director of Finance from August 1999 to May 2000 and Controller from December 1997 to August 1999 at GSI Commerce, Inc., a publicly-traded technology company. From June 1995 to December 1997, Mr. Schnittker held several positions of increasing responsibility at Rhône-Poulenc Rorer, Inc. (now sanofi aventis). Prior to that, Mr. Schnittker held various positions of increasing responsibility at Price Waterhouse LLP’s (now PricewaterhouseCoopers LLP) Life Sciences audit practice from September 1990 to June 1995. Mr. Schnittker received his B.A. degree in Economics and Business with a concentration in Accounting from Lafayette College and is a certified public accountant licensed in the State of New Jersey.
Item 8.01. Other Events.
On October 12, 2006, the Company issued a press release announcing the hiring of Mr. Schnittker. The press release is filed herewith as Exhibit 99.1 and is incorporated by reference into this Item 8.01.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description
10.1	Executive Employment Agreement between Micromet, Inc. and Christopher P. Schnittker dated October 10, 2006.

99.1	Press Release dated October 12, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2006	MICROMET, INC.

	By:	/s/ Christian Itin

	Name:	Christian Itin
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Executive Employment Agreement between Micromet, Inc. and Christopher P. Schnittker dated October 10, 2006.

99.1	Press Release dated October 12, 2006.